MANAGEMENT SERVICES AGREEMENT


This Management Services Agreement ("Agreement"), made and effective this 7th day of May, 1999, by and between Kingsley Coach, Inc., a Delaware corporation at 64 Old Route 522, Middleburg, PA 17842 ("Kingsley") and DRK, Inc., a Minnesota corporation at 140101 Sunfish Lake Boulevard, Anoka, MN 55303 ("Manager").

WHEREAS, Kingsley is a manufacturer and distributor of a certain unique type of motor home camper vehicle, as more complete described in Exhibit A, attached hereto ("Kingsley's Product"), and

WHEREAS, Kingsley needs experienced personnel to manage its operations, particularly the production and marketing areas of its operations, and

WHEREAS, Manager is very familiar with Kingsley's operations, having been intricately involved with the design of Kingsley's Product and having managed Kingsley's operations since Kingsley's inception, and

WHEREAS, Manager is very experienced in all aspects of vehicle manufacturing and vehicle re-manufacturing as well as all aspects of vehicle design and development, and

WHEREAS, Kingsley desires to take advantage of Manager's expertise and to appoint Manager as the exclusive executive manager of Kingsley's operations within the United States for a defined period as set forth herein, and

WHEREAS, Manager desires to accept such appointment to provide the management services as set forth herein.

NOW THEREFORE, in consideration of the mutual agreements and promises set forth herein, the parties agree as follows:

1.    Management Services
Manager shall provide all executive management services for Kingsley, to consist of not less than all executive management duties as described in the bylaws of Kingsley, including the performance of all of the duties typical of the following offices:

                    Chief Executive Officer
                    Chief Operating Officer
                    Chief Marketing Officer
                    Chief Production Officer

Additionally, Manager shall perform those other Executive management duties and projects as may be assigned, from time to time, by the board of directors of Kingsley. Manager shall provide to Kingsley, in writing, the names of all persons whom shall be either employees of or independent consultants hire by Manager the Manager shall intend to use to perform these duties, and the use of such persons in this regard shall be subject to the written approval of Kingsley, which approval shall not be unreasonably withheld, but which approval shall be received in writing before any such person is used by Manager to perform the duties specified herein. It is hereby understood that each such person shall devote his or her entire productive time, ability and attention to the business of Kingsley and shall perform all assigned duties in a professional, ethical and businesslike manner, the assurance of which is Manager's responsibility.

Manager shall be responsible for providing the overall executive management required to operate Kingsley production, and shall be responsible for maintaining efficient and quality production of Kingsley's Product, using qualified personnel and subject to service policies and procedures satisfactory to Kingsley and as specified by the board of directors of Kingsley. Manager shall further be in charge of managing the promotion, marketing and sales of Kingsley's Product in the United States, insuring that personnel and/or representatives utilized in this endeavor shall be adequately trained by Manager, and that the marketing plan employed permits sales of Kingsley's Product that are no less that sales goals outlined herein.

Neither Manager, nor its officers and directors nor it's employees assigned to perform the executive management duties set forth herein, shall, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor or in any other capacity, either with or without compensation, without the prior written consent of Kingsley. In addition to the duties described herein, Manager is also authorized, responsible for and directed to manage the daily operational affairs of Kingsley accordingly sot that Kingsley's operational results shall not fall short of the affairs of Kingsley listed herein at Section 4C, and Kingsley agrees that it shall be supportive of Manager as deemed necessary in the attainment of these goals, as long as such required support of Kingsley is considered reasonable and diligent by the board of directors of Kingsley.

2.    Term
The term of this Agreement shall commence on May 10, 1999 and shall continue until December 31, 2004. Thereafter, the Agreement shall only be renewed upon the mutual agreement of Kingsley and Manager. This Agreement may only be terminated by Manager, at Manager's sole discretion, in the event of a default by Kingsley in the payments due to Manager as provided herein at Section 4, and only if such default of payment, after written notice by Manager to Kingsley, has not been cured within thirty (30) days of such Notice. Further, this Agreement may only be terminated by Kingsley under certain terms and conditions as set forth herein at this Section and only provided that Kingsley shall pat to Manager an amount equal to the Termination Payment so specified herein. In the event of such Early Termination and the payment in good funds, of the requisite Termination Payment, Manager shall be thereby relieved of any further obligation to perform the duties as set forth in this Agreement, and Kingsley shall no longer be obligated to pay Manager any further consideration whatsoever.

Then this Agreement may bet terminated by Kingsley, at its sole discretion, at any time during the term set forth herein, providing at least thirty (30) days prior written notice to Manager, in accordance with the terms and conditions as set forth below:

            A. If Kingsley's operations do not reach the sales and profit goals set forth herein at Section 4C, both on a fiscal year basis and on an aggregate basis, determined as of the most recent December 31 of any year during the Term, Kingsley may terminate the services of Manager, in its sole discretion, so long as Kingsley pays to Manager a Termination Payment which amount shall be the greater of 1) Three Million Dollars ($3,000,000.00); or 2) any amount equal to the value of all Kingsley common stock held by manager at such date of Early termination calculated using the average closing price of Kingsley's common stock for the sixty (60) day period preceding such date of Early unpaid at such date. However, upon payment of such Termination Payment, Manger must surrender to Kingsley any and all stock of Kingsley, common or preferred, which manager owns or to which it has beneficial rights, to include not less than the common stock and common stock issuance rights to which Manager is granted in accordance with this Agreement; or

               B. If Kingsley's operations exceed the sales and profit goals set forth herein at Section 4C, either on a fiscal year basis or on an aggregate basis, or both, determined as of the most recent December 31 of any year during the Term, Kingsley may still terminate the services of Manager, in its sole discretion, so long as Kingsley pays to Manager a Termination Payment which amount shall be the greater of: 1) Five Million Dollars ($5,000,000.00); or 2) an amount equal to the value of all Kingsley common stock held by Manager at such date of Early Termination calculated using the average closing price of Kingsley's common stock for the sixty (60) day period preceding such date of Early Termination plus any other amounts owed by Kingsley to Manger for executive management services rendered as of the date of such Early Termination but remaining unpaid at such date. However, upon payment of such Termination Payment, Manager must surrender to Kingsley any and all stock of Kingsley, common or preferred, which Manager owns or to which it has beneficial rights to include not less than the common stock and common stock issuance rights to which Manager is granted in accordance with this Agreement.

3.  Default
In the event that either party breaches its duties pursuant to this Agreement, that is, if and only if Kingsley fails to fulfill its payment obligations to manager as provided herein or if, and only if, Manager willfully, wantonly and habitually neglects its duties to be performed under this Agreement or if Manager, or any of its employees or representatives, engages in any conduct which is dishonest or criminal and thereby damages the reputation or standing of Kingsley, then and only in such circumstances, the wronged party may sue the other for real and liquidated damages, without further limitations other than those imposed by law, except that the parties hereto may not, in any manner, sue to terminate this Agreement other than as provided herein at
Section 2. Further, the parties hereto agree that before any litigatory action is taken action is taken pursuant to a court filing, the parties will initially, albeit reasonably, exhaust all other remedies at hand, to include arbitration and any other third party mediated settlement conference alternatives.

4.  Payment for Services
In return for services to be provided pursuant to this Agreement, Kingsley shall be responsible to pay Manager specific consideration as outlined below:

            A. Fixed Base Payment equal to Manager's actual cost to provide the executive management services as contemplated herein, such amount to be invoiced monthly. Such monthly invoice shall include an attachment which summarizes and documents each item of Manager's cost, and this attachment shall be subject to review and verification procedures for propriety and reasonableness at the sole discretion of the board of directors of Kingsley. However, such Fixed Base Payment shall not for any reason exceed, on a quarterly basis, the amount of the Activity Base Payment, as defined herein at
Section 4B. This Fixed Base Payment shall be due and payable to Manager no later than the 25th day of the month following that month to which each invoice relates, and, under no circumstances, may the payment of this amount be deferred or otherwise withheld by Kingsley without the written consent of Manager.

               B. Activity Based Payment equal to Ten Percent (10%) of Kingsley's quarterly net income as reported on Kingsley's 10QSB reports and related financial statements. However, any amounts due pursuant to such calculation, shall be reduced by the total amount of the Fixed Base Payment billed by manager for the three months in the respective quarter, and only the excess shall represent an amount additionally due to Manager, which excess amount shall be payable to Manager no later than April 25th, July 25th, October 25th and January 25th of each year of the Term for the respective preceding three-month periods, but which payment may be deferred at the sole discretion of the board of directors of Kingsley if it is determined that Kingsley's cash balance at the end of the preceding quarter does not exceed an amount equal to Twenty-Five Percent (25%) of the total Operating Expenses of same preceding quarter. However, if such deferment of the payment of this excess amount is permitted by such cash balance calculation and is duly elected by the board of directors of Kingsley, than this deferred and unpaid amount shall bear no interest, but such deferred and unpaid amount(s) must be paid to Manager, without further delay, to whatever extent is thereafter permitted per such aforesaid cash balance calculation for future quarters, and, under no circumstances, shall any such amounts remain unpaid at the end of the Term of this Agreement.

               C. Incentive Payment in the form of a Restricted Stock Grant, shall be made to Manager upon execution of this Agreement. This Restricted Stock Grant shall be for Two Million (2,000,000) shares of the common stock of Kingsley and such stock shall be issued pursuant to an executed Restricted Stock Grant Agreement, attached hereto as Exhibit B. The Restricted Stock Grant shall provide for the immediate issuance of such shares which shall bear voting rights upon issuance, but which shall bear certain ownership and transfer restrictions as indicated below:

                              1)   Transfer Restrictions:   All shares shall
be fully restricted regarding owner transfer rights until May 1, 2005, such shares not permitted in any manner to be sold, assigned, pledged, encumbered, nor otherwise transferred in any manner, and such shares shall clearly bear a legend upon the face of such shares that indicate such transfer restrictions.

                              2)   Ownership Restrictions:  At May 1, 2001 and
May 1 of each succeeding year through May 1, 2005, Manager shall surrender to Kingsley Two Hundred Thousand (200,000) shares of such common stock issued pursuant to this Restricted Stock Grant for each year that the following outlined goals for Net Sales are not achieved by Kingsley in respect to the preceding fiscal year, attainment of such goals to be ascertained in comparison with the audited financial statements of Kingsley for the respective year. Also, at May 1, 2001 and at May 1, of each succeeding year through May 1, 2005, Manager shall surrender to Kingsley Two Hundred Thousand (200,000) shares of such common stock issued pursuant to this Restricted Stock Grant for each year that the following outlined goal for Net Income are not achieved by Kingsley in respect to the preceding fiscal year, attainment of such goals to be ascertained in comparison with the audited
financial           statements of Kingsley for the respective year.  These Net
Income and Net Sales goals are considered, for purposes of this Restricted Stock Grant, to be mutually exclusive; therefore, if, in any particular year, the Net Income goals is reached but the Net Sales goals is not, or vice versa, Manager shall forfeit and surrender only Two Hundred Thousand (200,000) shares of common stock. These Net Income and Net Sales goals for each year are as shown below:

                              Year           Net Income      Net Sales
                              2000           $  100,000      $ 5,000,000
                              2001           $  200,000      $ 7,000,000
                              2002           $  300,000      $10,000,000
                              2003           $  400,000      $12,500,000
                              2004           $  500,000      $15,000,000

                              For the purpose of this Section, Net Income (all
revenues less all expenses) and Net Sales (gross sales less returns and discounts) shall be defined in accordance with Generally Accepted Accounting Principals consistent with that used to prepare the audited financial statements of Kingsley.

5.   Intellectual Property
Upon execution of this Agreement, Manager shall hereby transfer to Kingsley all of Manger's patent rights, title and benefits of ownership in regards to a Design Patent Application for a Semi Truck/Tractor Sleeper Unit, a copy of which is attached hereto as exhibit C, in exchange for One Million (1,000,000) shares of the common stock of Kingsley, which share shall be restricted pursuant to Rule 144, which consideration is considered appropriate and adequate by each of the parties hereto. In regards to the patent rights being transferred hereby, Manger shall duly issue to Kingsley a Bill of Sale, a copy of which is attached hereto as Exhibit D. Manager further agrees that so long as Manager is performing executive management services pursuant to this Agreement, any and all intellectual property designed or otherwise developed by manager during the Term of this Agreement shall be the rightful property of Kingsley.

6.   Covenant Not to Compete
During the term of this Agreement and for a period of two years thereafter, Manager, or any officer, director or shareholder of Manager, shall not anywhere within the United States, directly or indirectly either for its own account or as a partner, shareholder, officer, director, employee agent or otherwise own, manage, operate, control, be employed by, participate in, consult with, perform services for, or otherwise be connected with any business the same as or similar to the business conducted by Kingsley. In the event any of the provisions of this Section 6 are determined to be invalid by reason of their scope or duration, this Section 6 shall be deemed modified to the extent required to cure the invalidity. In the event of a breach, or a threatened breach, of this Section 6, Kingsley shall be entitled to obtain an injunction restraining the commitments or continuance of the breach, as well as any other legal or equitable remedies permitted by law.

7.   Confidentiality
During the term of this Agreement, and for a period of two years thereafter, Manager shall not, without the prior written consent of Kingsley, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Agreement shall include Kingsley's proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes. Confidential Information shall not include any information that is either disclosed by Kingsley without restriction or becomes publicly available through no act of Merger.

8.   Indemnification
Kingsley agrees to protect Manager and hold Manager harmless from any loss or claim arising out of inherent defects in any Kingsley's Product in so far as such defect existing at the time such product is sold is determined not to have been caused or otherwise created during the production work of which Manager is specifically in charge and for which Manager is responsible pursuant to Manager's duties as described herein. Specifically, Manager shall be indemnified by Kingsley in respect to any defect of any component manufactured by outside vendors. However, Manager agrees to protect Kingsley and hold Kingsley harmless from any loss or claim arising directly out of the wanton negligence of Manager, or Manager's employees or representatives, in the installation production or servicing of Kingsley's Product of which Manager is in charge pursuant to Manager's duties as described herein.
Further Manager agrees to protect Kingsley and hold Kingsley harmless from any loss or claim arising out of any representation or warranty made by Manager, or Manager's employees or representatives, with respect to Kingsley's Product that substantially exceeds Kingsley's warranty.

9.   Financial Policies
Manager acknowledges the importance to Kingsley of Manager's sound financial operation and Manager expressly agrees that it will, within the scope of Manager's duties as specified herein:

               A. Manage and maintain Kingsley's working capital in a manner as may be required to enable Manager to properly and fully carry out and perform all of manager's duties, obligations and responsibilities under this Agreement, within Kingsley's working capital constraints and as Kingsley's cash position reasonably permits, manager shall pay, in accordance with negotiated terms consistent with industry standards and guidelines issued from the board of directors of Kingsley, all amounts due Kingsley's vendors.

               B. Maintain all necessary records to permit financial statements for Kingsley to be prepared in such form as Kingsley's board of directors may reasonably require from time to time and which, at a minimum, perm it Kingsley to properly and timely file all reports required by the Securities and Exchange Commission or other governmental entities and to properly and timely file all required federal, state and local tax returns.

               C. Employ its best efforts to insure that Kingsley's orders are properly processed and recorded in accordance with terms and conditions of acceptance set by Kingsley's board of directors, that such orders are promptly and accurately fulfilled and that all cash payments due per such orders are promptly received and properly recorded.

10.   Relationship of the Parties
Manager is, and throughout this Agreement shall be, an independent contractor and not an employee or partner of Kingsley. Manager, nor any persons appointed by Manager is the fulfillment of its executive management services, shall not be entitled to nor receive any benefit from Kingsley which are normally provided to Kingsley's employees such as, but not limited to, vacation payment, retirement, healthcare or sick pay. Kingsley shall not be responsible for withholding income or other taxes from the payments made to Manager. Manager shall be solely responsible for filing all of its tax returns and paying any income, social security or other tax levied upon or determined to be due with respect to the payments made to Manager pursuant to this Agreement.

11.  Acknowledgments
Each party acknowledges that no representation or statement, and no understanding or agreement, has been made or exists and that in entering into this Agreement, each party has not relied on anything done or said or on any presumption in fact or in law, 1) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or 2) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement becoming effective; or
3) that in any way affects or relates to the subject matter hereof. Manager and Kingsley also acknowledges that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable.

12.  Final Agreement
This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both parties.

13.  Assignment
Neither this Agreement nor any interest in this Agreement may be assigned be Manager without the prior expressed written approval of Kingsley, which may be withheld by Kingsley at Kingsley's absolute discretion.

14.  No Implied Waivers
Except as expressly provided in this Agreement, waiver by either party, or failure by either party to claim a default, of any provision of this Agreement shall not be a waiver of any default or subsequent default.

15.  Notices
Any Notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services, to the respective address of each party as listed at the beginning of this Agreement. Either party may change its respective address by giving written Notice to the other party of such change.

16.  Governing Law
This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Pennsylvania. And each party to this Agreement accepts that any action filed, one party against another, for any cause whatsoever, may only be filed in the state of Pennsylvania.

17.  Severability
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

18.  Headings
Headings used in this Agreement are provided for convenience only and shall not be used to construe meanings or intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For Kingsley Coach, Inc.
By:

/s/ Richard Dustin                      /s/ Verdo Lancaster
------------------                      --------------------
Richard Dustin, Secretary               Verdo Lancaster

/s/ James E Whitehead                  /s/ Ralph Dickenson
 --------------------                  -------------------
James E Whitehead                      Ralph Dickenson, President


For DRK, Inc.
By:

/s/ Catherine E Dickenson-Rimes
 ------------------------------
Catherine E Dickenson-Rimes, President